Exhibit 99.1

CU BANCORP REPORTS RECORD FOURTH QUARTER AND RECORD ANNUAL NET INCOME FOR

2016 WITH RECORD QUARTERLY AND ANNUAL REVENUES

Net income increases 29% over prior year; earnings per share increase 27% over prior year

Los Angeles, CA, January 26, 2017 - CU Bancorp (NASDAQ: CUNB), the parent company of wholly owned California United Bank, today reported financial results for the fourth quarter and full year of 2016.

Full Year and Fourth Quarter 2016 Highlights

•	Net income in 2016 was $27.5 million, up 29% from the prior year

•	Net income for fourth quarter 2016 was $7.2 million, up 30% from the year-ago quarter

•	Return on average tangible common equity of 11.07%, up from 9.86% in the prior year

•	Efficiency ratio improved to 58%, from 61% in the prior year

•	Net interest income increased $2.2 million or 10% compared to the fourth quarter of 2015

•	Tangible book value per share increased $1.43 per share or 11% to $14.10 from the prior year

•	Total assets increased $360 million to $3 billion, up 14% from the prior year

•	Total deposits increased $321 million to $2.6 billion, up 14% from the prior year

•	Non-interest bearing demand deposits were 54% of total deposits at year-end 2016

•	Year-end average deposits per branch increased to $290 million

•	Total loans increased $217 million to $2.1 billion, up 12% from the prior year

•	Net organic loan growth of $111 million in the fourth quarter

•	Nonperforming assets to total assets at 0.04% at December 31, 2016

•	Continued status as well-capitalized, the highest regulatory category

Full Year and Fourth Quarter Summary Results

“2016 was another year of strong financial performance for the Company,” said David Rainer, Chairman and Chief Executive Officer of CU Bancorp and California United Bank. “Our return on average tangible common equity increased to more than 11%, return on average assets increased to 0.92% and our efficiency ratio was 58%. Momentum was maintained throughout the year, with fourth quarter 2016 performance resulting in net income and diluted earnings per share each up 30% over the year-ago quarter. This led to record net income in 2016 of $27.5 million and diluted earnings per share of $1.50, an increase of 29% and 27%, respectively, from 2015. Activities to enhance BSA Compliance and address the BSA Consent Order resulted in $1.7 million in non-recurring charges, versus our earlier estimate of $2 million.

“As we have done from our inception, we continue to focus on low-cost core deposits, which provide an important part of the value of our franchise. In 2016 CUB’s total deposits increased $321 million to $2.6 billion, and I’m pleased to report that even as the prime rate increased in December of 2015 and 2016, our cost of deposits in the fourth quarter remained within 0.01% of the year-ago quarter. Total assets have grown by $730 million in the two years since the merger of CUB and 1st Enterprise, buttressing our commitment to organic growth.

“In the fourth quarter of 2016 CUB achieved net organic loan growth of $111 million; however, similar to last year, nearly all of the loan production booked late in December, and the fourth quarter’s interest income didn’t fully benefit from our strong performance. This loan growth, combined with the recent increase in the prime rate—positively affecting 29% of the Company’s loan portfolio—as well as our ongoing outstanding credit quality, place the Company well poised for 2017. We also note that, at this time, for 2017 we are not expecting material non-recurring expenses related to BSA.

“Year over year, we grew total loans $217 million or 12% to $2.1 billion—surpassing the $2 billion mark for the first time in the Company’s history,” said Brian Horton, President of CU Bancorp and California United Bank. “Commercial and industrial loans increased modestly by $3 million while commercial and industrial line of credit commitments increased $34 million from the third quarter of 2016 through new relationships to the Bank. Utilization of commercial and industrial lines of credit decreased from 45% to 40%, of which 2% was due to the increase in commitments and 3% was due to pay downs, reflecting the strong balance sheets of our borrowers. While commercial and industrial lending remains our business banking focus, fourth quarter loan growth came primarily through growth in our portfolio of loans secured by real estate, encompassing most types of this borrowing category. These are generally loans that have strong guarantors and moderate levels of loan to value. Furthermore, we have historically experienced a low level of charge-offs from real estate secured loans. 2016 again demonstrated our ability to combine growth with discipline in credit underwriting; witnessed by the ratio of non-performing assets to total assets of 0.04%.”

The following table shows the Company’s various non-recurring, non-interest expense of $1.7 million related to the BSA Consent Order, and $203 thousand in occupancy expense related to the closure of the Simi Valley administrative office in 2016:

Non-Recurring Costs Associated with BSA and Office Closure
	Q4 2016	Q3 2016	YTD 2016
Non-Interest Expense
Salaries and employee benefits	$30,249	$106,090	$136,339
Occupancy	29,394	246,673	276,067
Legal and professional	603,014	601,822	1,209,836
FDIC deposit assessment	(15,000)	15,000	—
Other operating expenses	15,620	190,717	304,105

Total Non-Interest Expense	$663,277	$1,160,302	$1,926,347

The Company originally estimated $2 million for one-time BSA costs; actual incurred in 2016 was $1.7 million. Some small amount of one-time costs is expected in the first quarter of 2017, but at this time the total is not expected to exceed the original estimate.

Full Year and Fourth Quarter 2016 Operating Results

Net Income and Profitability Ratios

Net income for 2016 was $27.5 million, compared with net income of $21.2 million for 2015. Net income available to common shareholders for 2016 was $26.2 million or $1.50 per fully diluted share, compared with net income available to common shareholders of $20.1 million or $1.18 per fully diluted share for 2015. The increases were primarily related to strong loan growth resulting in increased net interest income. Additionally, the Company’s adoption of ASU 2016-09 during the third quarter of 2016 had a positive impact of $1.4 million or $0.09 per share in the Company’s diluted earnings per share for the full year of 2016. The Company recorded $1.9 million of non-recurring charges in 2016, as discussed further in the non-interest expense section, compared to none in the previous year. There were no merger-related expenses in 2016, compared to $921 thousand in 2015.

Net income available to common shareholders for the fourth quarter of 2016 was $6.9 million or $0.39 per fully diluted share, compared with net income available to common shareholders of $5.2 million or $0.30 per fully diluted share for the fourth quarter of 2015. The growth in net income from the prior period was primarily driven by an increase of $2.2 million in net interest income.

Net income available to common shareholders for the fourth quarter of 2016 was $6.9 million or $0.39 per fully diluted share, compared with net income available to common shareholders of $6.3 million or $0.36 per fully diluted share in the third quarter of 2016. The Company’s adoption of ASU 2016-09 in the third quarter of 2016 had a positive impact in the fourth quarter of $523 thousand or $0.03 per diluted earnings per share. Due to strong loan growth the Company recorded a provision for loan losses of $882 thousand in the fourth quarter of 2016, compared to $697 thousand in the previous quarter. In the fourth quarter of 2016 the Company recorded non-recurring expenses of $663 thousand, compared to $1.2 million in the third quarter of 2016.

The following table shows certain of the Company’s performance ratios based on net income available to common shareholders for the fourth and third quarters of 2016, the fourth quarter of 2015, and the full years of 2016 and 2015.

	2016	2015	Q4 2016	Q3 2016	Q4 2015
Return on average tangible common equity	11.07%	9.86%	10.99%	10.30%	9.61%
Return on average assets	0.92%	0.80%	0.91%	0.87%	0.77%
Operating efficiency ratio	58%	61%	58%	60%	58%

Net Interest Income and Net Interest Margin

Net interest income totaled $98.1 million for the full year of 2016, an increase of $10.7 million or 12% from the previous year. The increase was due to strong net loan growth.

Net interest margin for the full year of 2016 was 3.71%, compared to 3.83% in the previous year. The decrease was due to average loans being a lower percentage of average earning assets in 2016 than in 2015, as well as compression in average loan yields compared to the prior year. However, net interest income grew by over 12% year over year.

The net interest margin in the fourth quarter of 2016 was 3.60%, compared to 3.72% in the fourth quarter of 2015. The decrease was primarily due to average loans being a lower percentage of average earnings assets in the fourth quarter of 2016 compared to the fourth quarter of 2015. However, net interest income for the fourth quarter of 2016 grew by $2.2 million or 10% over the year-ago quarter.

Net interest income for the fourth quarter of 2016 increased $283 thousand from the third quarter of 2016, despite the fact that average loans for the fourth quarter were lower than period-end loans for the third quarter, which was largely the result of all of the fourth quarter’s loan growth occurring at the end of the quarter. The increase in net interest income was primarily related to an increase in the average balance of investment securities, as the Bank took advantage of higher market rates to deploy some of its strong deposit growth into investment securities.

The Company’s net interest income was positively impacted in both the fourth quarter of 2016 and the third quarter of 2016 by the recognition of fair value discount earned on early payoffs of acquired loans. In the fourth quarter of 2016 the Company recorded $493 thousand in discount earned on early loan payoffs of acquired loans and other associated payoff benefits aggregating to $336 thousand, with a positive impact on the net interest margin of 11 basis points. In the third quarter of 2016 the Company recorded $629 thousand in discount earned on early loan payoffs of acquired loans and other associated payoff benefits of $177 thousand, with a positive impact on the net interest margin of 12 basis points.

The core loan yield for the fourth quarter of 2016 was 4.66%, a decrease from 4.69% in the prior quarter, as the increase in the prime rate did not occur until December 15, 2016.

The net interest margin in the fourth quarter of 2016 was 3.60%, compared to 3.72% in the third quarter of 2016. The decrease was largely due to average loans representing a smaller percentage of average earning assets in the fourth quarter than the third quarter, as discussed above. The fourth quarter margin did benefit from the continued low cost of funds of 0.12%, the same as the fourth quarter of 2015 and a decrease from 0.13% in the third quarter of 2016, as well as a decrease in the cost of deposits to 0.10% from 0.11% in the previous quarter.

As of December 31, 2016, the Company had $9.8 million of discount remaining on acquired accruing loans.

Non-interest Income

Non-interest income in 2016 was $12.0 million, an increase of $282 thousand or 2% from $11.7 million in the prior year. Gain on sale of SBA loans decreased $438 thousand from the prior year to $1.4 million; however, that decrease was offset by an increase in other non-interest income of $404 thousand, which was primarily due to an increase of $373 thousand in letter of credit fees. “The number of SBA loans CUB originates has remained consistent over the last two years, although in recent quarters premiums have been down and we’ve done less SBA real estate lending, which has higher individual balances than SBA commercial and industrial lending, the result of which has been a lower gain on sale the last two quarters,” said Rainer. “As the Bank continues to grow its core commercial lending business, gain on sale of SBA loans contributes a smaller portion of our net revenues and income.” Deposit account service charge income and gain on sale of securities increased $170 thousand and $146 thousand, respectively, in 2016, compared with 2015.

Non-interest income was $3.2 million in the fourth quarter of 2016, an increase of $120 thousand or 4% from $3.0 million in the same quarter of the prior year. Other non-interest income in the fourth quarter of 2016 included special dividends of $359 thousand, compared to none in the year-ago quarter. The special dividend offset the decrease of $388 thousand in SBA gain on sale income in the fourth quarter of 2016, compared to the year-ago quarter. In the year-ago quarter a loss of $92 thousand on fixed assets had been recorded, which was not repeated in the fourth quarter of 2016.

Non-interest income in the fourth quarter of 2016 increased $101 thousand or 3% over the third quarter of 2016. Other non-interest income in the fourth quarter of 2016 increased $200 thousand from the third quarter of 2016 and included special dividends of $359 thousand, compared to none in the previous quarter. The special dividend offset declines in transaction referral fee income and gain on sale of SBA loans of $169 thousand and $58 thousand, respectively.

Non-interest Expense

Non-interest expense incurred in 2016 was $63.4 million, an increase of $3.5 million, or 6% from $60.0 million in the prior year. The increase in year-over-year non-interest expense is related to an increase of $2.9 million in salaries and employee benefits and stock based compensation expense, as the Company’s active full-time equivalent employees increased to 288 at December 31, 2016, compared to 266 at December 31, 2015. While the largest portion of this increase relates to BSA activities, other increases in full-time equivalent employees were made to support the high level of customer service CUB provides commensurate with its growth over the last two years. Additionally, the Company recorded $1.9 million in non-recurring expenses in 2016 related to the BSA Consent Order and the closing of an office. There were no merger-related expenses in 2016, compared to $921 thousand in 2015. Additionally, other real estate owned valuation write-downs and expense decreased by $160 thousand.

Non-interest expense for the fourth quarter of 2016 was $16.4 million, an increase of $1.3 million over the year-ago quarter. The Company’s non-interest expense for salaries and benefits increased $596 thousand from the year-ago quarter, and the Company recorded non-recurring expenses of $663 thousand, compared to none in the year-ago quarter.

Non-interest expense for the fourth quarter of 2016 was $16.4 million, a decrease of $366 thousand compared to the third quarter of 2016. The decrease was largely related to a decrease in non-recurring expenses of $497 thousand compared to the third quarter of 2016, which quarter included a write-down on the closing of an office, reflected in the Company’s occupancy expense.

At December 31, 2016, the Company had 288 active full-time equivalent employees, compared to 285 in the previous quarter; the increase was primarily related to a net addition of two relationship managers—for a total relationship management team of 63 employees—as well as an increase in the BSA department employee level. The increase in expenses associated with ongoing BSA compliance reached its original expected recurring annual expense level of $1.1 million in the fourth quarter. However, as the Company continued to address its BSA progress, it is anticipated there will be an additional $400 thousand in annual ongoing expenses related to an increase in BSA staffing.

Income Tax

In the fourth quarter of 2016 the effective tax rate was 36%, which benefitted from the exercising of 93,310 employee stock options during the quarter, with a discrete excess tax benefit of $523 thousand. For the full year of 2016, the effective tax rate was 37%, which benefitted from the exercising of 505,274 options during 2016, with a discrete tax benefit of $1.4 million; without the excess tax benefit, the effective tax rate would have been 40%. The actual tax rate may be volatile, dependent upon the volume of stock events and differential in stock price between grant and event. There are 27,942 options that remain outstanding expiring in 2017.

Balance Sheet

Assets

Total assets at December 31, 2016, were $3.0 billion, a year-over-year increase of $360 million from December 31, 2015. The increase in total assets was primarily due to strong deposit growth throughout 2016.

During the fourth quarter of 2016, the Company had a net increase in its investment securities of $95 million from the prior quarter and $154 million from December 31, 2015, reducing its balances at the Federal Reserve to $90 million at December 31, 2016. The purchases were made in conjunction with the increase in yields seen in the later part of the fourth quarter. As of December 31, 2016, the investment portfolio’s duration is only 2.3.

The increase in interest rates from September 30, 2016, to December 31, 2016, also impacted the Company’s tangible book value; however, as a result of the short duration of the Bank’s investment securities portfolio, the change in unrealized gain (loss) was only 72 basis points of the available for sale securities.

Tangible book value per share at December 31, 2016, was $14.10, an increase of $0.26 or 2% from September 30, 2016, and $1.43 or 11% from December 31, 2015.

Loans

Total loans were $2.1 billion at December 31, 2016, an increase of $75 million or 15% annualized from the end of the prior quarter and the first time the Company’s total loans have exceeded $2.0 billion. This also represents an increase of $217 million or 12% from December 31, 2015. The increases in total loans from the prior year and the prior quarter were due to strong organic loan growth.

During the fourth quarter of 2016, the Company had $111 million of net organic loan growth. Pay downs and payoffs in the acquired loan portfolios were approximately $36 million in the same quarter.

Total commercial and industrial line of credit commitments increased $34 million from the prior quarter, and commercial and industrial loans outstanding increased $3.2 million from the prior quarter.

Loans secured by real estate grew $77 million in the fourth quarter of 2016, compared to the prior quarter, and the growth was well distributed throughout the Company’s loans secured by real estate portfolios. Owner-occupied real estate, and construction, land development and other land, each accounted for 28% of the growth in loans secured by real estate, and nonresidential properties accounted for 26% of the growth in loans secured by real estate, with multifamily residential properties representing 13% of the growth in loans secured by real estate.

At December 31, 2016, commercial and industrial loans, and owner occupied real estate loans combined were $954 million or 47% of total loans, compared to $930 million or 47% at September 30, 2016. At December 31, 2015, commercial and industrial loans, and owner occupied real estate loans combined were $945 million or 52% of total loans.

Deposits

Total deposits at December 31, 2016 were $2.6 billion, an increase of $102 million from the end of the prior quarter and $321 million from the prior year. Non-interest bearing deposits at December 31, 2016 were $1.4 billion or 54% of total deposits, compared to $1.4 billion or 56% of total deposits at September 30, 2016 and $1.3 billion or 56% at December 31, 2015. Average deposits per branch were $290 million as of December 31, 2016.

Cost of deposits was 0.10% and 0.11%, for the fourth quarter and full-year 2016, respectively. Cost of deposits for the fourth quarter and full year of 2015 was 0.10%.

Asset Quality

Total non-performing assets were $1.1 million, or 0.04% of total assets at December 31, 2016, compared with $1.2 million, or 0.04% of total assets, at September 30, 2016.

The Company had $428 thousand in net recoveries in 2016, compared to $2.0 million in net charge-offs in 2015.    Excluding 2016, CUB’s net loan charge-offs for the prior five years averaged 0.06%.

The Company recorded a loan loss provision of $882 thousand for the fourth quarter of 2016. The loan loss provision reflects strong net organic loan growth of $111 million during the fourth quarter.

Total nonaccrual loans were $1.1 million, or 0.05% of total loans, at December 31, 2016, compared with $1.2 million, or 0.06% of total loans, at September 30, 2016. Of the remaining nonaccrual loans, none individually exceeds $300 thousand.

The allowance for loan losses as a percentage of loans (excluding acquired loans that have been marked to fair value and their related allowance) was 1.18% at December 31, 2016, compared with 1.20% at September 30, 2016, and 1.25% at December 31, 2015.

Capital

CU Bancorp remained well capitalized at December 31, 2016, with total risk weighted assets of $2.68 billion. All of the Company’s capital ratios are above minimum regulatory standards for “well capitalized” institutions.

December 31, 2016	Minimum Capital Ratios to Be Considered “Well Capitalized”	Basel III Minimum Capital Ratios with Buffer	CU Bancorp
Total Risk-Based Capital Ratio	10%	8.625%	11.44%
Tier 1 Risk-Based Capital Ratio	8%	6.625%	10.68%
Common Equity Tier 1 Ratio	6.5%	5.125%	9.61%
Tier 1 Leverage Capital Ratio	5%	NA	9.72%

At December 31, 2016, tangible common equity was $250 million with common shares issued of 17,759,006 as of the same date, resulting in tangible book value per common share of $14.10. This compares to tangible common equity of $245 million with a tangible book value per common share of $13.84 at September 30, 2016.

About CU Bancorp and California United Bank

CU Bancorp is the parent of California United Bank. Founded in 2005, California United Bank provides a full range of financial services, including credit and deposit products, cash management, and internet banking to businesses, non-profits, entrepreneurs, professionals and investors throughout Southern California from its headquarters office in Downtown Los Angeles and additional full-service offices in the San Fernando Valley, the Santa Clarita Valley, the Conejo Valley, Los Angeles, South Bay, Orange County and the Inland Empire. California United Bank is an SBA Preferred Lender. To view CU Bancorp’s most recent financial information, please visit the Investor Relations section of the Company’s Web site. Information on products and services may be obtained by calling 818-257-7700 or visiting the Company’s Web site at www.cunb.com.

FORWARD-LOOKING STATEMENTS

This press release contains certain forward-looking information about CU Bancorp (the “Company”) that is intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are forward-looking statements. Such statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond the control of the Company. Forward-looking statements speak only as of the date they are made and we assume no duty to update such statements. We caution readers that a number of important factors could cause actual results to differ materially from those expressed in, implied or projected by, such forward-looking statements. Risks and uncertainties include, but are not limited to: lower than expected revenues; credit quality deterioration or a reduction in real estate values which could cause an increase in the allowance for credit losses and a reduction in net earnings; increased competitive pressure among depository institutions; increased cost of additional capital; a change in the interest rate environment reduces net interest margins; asset/liability repricing risks and liquidity risks; legal matters could be filed against the Company and could take longer or cost more than expected to resolve or may be resolved adversely to the Company; general economic conditions, either nationally or in the market areas in which the Company does or anticipates doing business, are less favorable than expected; environmental conditions, including natural disasters and drought, may disrupt our business, impede our operations, negatively impact the values of collateral securing the Company’s loans and leases or impair the ability of our borrowers to support their debt obligations; the economic and regulatory effects of the continuing war on terrorism and other events of war; legislative or regulatory requirements, including, but not limited to requirements and expenses relating to the Bank Secrecy Act, the Company’s ability to demonstrate compliance with the BSA Consent Order to the satisfaction of the Federal Deposit Insurance Corporation (“FDIC”) and the California Department of Business Oversight (“CDBO”), the possibility that any expansionary activities will be impeded while the BSA Consent Order remains outstanding, the Company’s ability to employ and retain additional qualified BSA staff or third parties, or changes adversely affecting the Company’s business; changes in the securities markets; regulatory approvals for any capital activities cannot be obtained on the terms expected or on the anticipated schedule; and, other risks that are described in CU Bancorp’s public filings with the U.S. Securities and Exchange Commission (the “SEC”). If any of these risks or uncertainties materializes or if any of the assumptions underlying such forward-looking statements proves to be incorrect, CU Bancorp’s results could differ materially from those expressed in, implied or projected by such forward-looking statements. For a more complete discussion of risks and uncertainties, investors and security holders are urged to read CU Bancorp’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other reports filed by CU Bancorp with the SEC. The documents filed by CU Bancorp with the SEC may be obtained at CU Bancorp’s website at www.cubancorp.com or at the SEC’s website at www.sec.gov. These documents may also be obtained free of charge from CU Bancorp by directing a request to: CU Bancorp c/o California United Bank, 15821 Ventura Boulevard, Suite 100, Encino, CA 91436. Attention: Investor Relations. Telephone 818-257-7700.

Contacts

CU Bancorp

(213) 430-7072

David Rainer

Chairman and CEO

or

Karen Schoenbaum

Chief Financial Officer

CU BANCORP

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

	December 31, 2016	September 30, 2016	December 31, 2015
	Unaudited	Unaudited	Audited

ASSETS
Cash and due from banks	$41,281	$47,701	$50,960
Interest earning deposits in other financial institutions	167,789	244,205	171,103

Total cash and cash equivalents	209,070	291,906	222,063
Certificates of deposit in other financial institutions	51,245	51,490	56,860
Investment securities available-for-sale, at fair value	469,950	375,094	315,785
Investment securities held-to-maturity, at amortized cost	42,027	40,073	42,036

Total investment securities	511,977	415,167	357,821
Loans	2,050,226	1,974,941	1,833,163
Allowance for loan loss	(19,374)	(18,371)	(15,682)

Net loans	2,030,852	1,956,570	1,817,481
Premises and equipment, net	4,184	4,354	5,139
Deferred tax assets, net	17,181	15,614	17,033
Other real estate owned, net	—	—	325
Goodwill	64,603	64,603	64,603
Core deposit and leasehold right intangibles, net	6,300	6,665	7,671
Bank owned life insurance	51,216	50,889	49,912
Accrued interest receivable and other assets	48,132	35,914	35,734

Total Assets	$2,994,760	$2,893,172	$2,634,642

LIABILITIES AND SHAREHOLDERS’ EQUITY
LIABILITIES
Non-interest bearing demand deposits	$1,400,097	$1,399,320	$1,288,085
Interest bearing transaction accounts	332,702	284,154	261,123
Money market and savings deposits	845,110	786,882	679,081
Certificates of deposit	29,480	35,033	58,502

Total deposits	2,607,389	2,505,389	2,286,791
Securities sold under agreements to repurchase	18,816	24,251	14,360
Subordinated debentures, net	9,856	9,817	9,697
Accrued interest payable and other liabilities	20,514	20,785	16,987

Total Liabilities	2,656,575	2,560,242	2,327,835

SHAREHOLDERS’ EQUITY
Serial preferred stock	16,955	17,021	16,995
Common stock	235,873	234,383	230,688
Additional paid-in capital	25,213	24,847	23,017
Retained earnings	63,163	56,296	36,923
Accumulated other comprehensive income (loss)	(3,019)	383	(816)

Total Shareholders’ Equity	338,185	332,930	306,807

Total Liabilities and Shareholders’ Equity	$2,994,760	$2,893,172	$2,634,642

CU BANCORP

CONSOLIDATED STATEMENTS OF INCOME

(Dollars in thousands, except share data)

	For the three months ended
	December 31, 2016	September 30, 2016	December 31, 2015
	Unaudited	Unaudited	Unaudited

Interest Income
Interest and fees on loans	$23,888	$23,958	$22,298
Interest on investment securities	1,727	1,419	1,163
Interest on interest bearing deposits in other financial institutions	536	478	346

Total Interest Income	26,151	25,855	23,807

Interest Expense
Interest on interest bearing transaction accounts	116	102	110
Interest on money market and savings deposits	532	524	434
Interest on certificates of deposit	29	46	40
Interest on securities sold under agreements to repurchase	15	13	9
Interest on subordinated debentures	128	122	112

Total Interest Expense	820	807	705

Net Interest Income	25,331	25,048	23,102
Provision for loan losses	882	697	2,249

Net Interest Income After Provision For Loan Losses	24,449	24,351	20,853

Non-Interest Income
Gain on sale of securities, net	117	141	112
Gain on sale of SBA loans, net	131	189	519
Deposit account service charge income	1,193	1,210	1,191
Other non-interest income	1,718	1,518	1,217

Total Non-Interest Income	3,159	3,058	3,039

Non-Interest Expense
Salaries and employee benefits	9,540	9,396	8,944
Stock compensation expense	903	939	836
Occupancy	1,491	1,673	1,492
Data processing	684	657	623
Legal and professional	1,222	1,434	497
FDIC deposit assessment	327	389	412
OREO loss and expenses	—	2	66
Office services expenses	352	413	322
Other operating expenses	1,882	1,864	1,881

Total Non-Interest Expense	16,401	16,767	15,073

Net Income Before Provision for Income Tax Expense	11,207	10,642	8,819
Provision for income tax expense	4,037	4,059	3,312

Net Income	$7,170	$6,583	$5,507

Preferred stock dividends and discount accretion	303	304	297

Net Income Available to Common Shareholders	$6,867	$6,279	$5,210

Earnings Per Share
Basic earnings per share	$0.39	$0.36	$0.31
Diluted earnings per share	$0.39	$0.36	$0.30
Average shares outstanding	17,417,000	17,339,000	16,744,000
Diluted average shares outstanding	17,675,000	17,605,000	17,163,000

CU BANCORP

CONSOLIDATED STATEMENTS OF INCOME

(Dollars in thousands, except share data)

	For the Year Ended December 31,
	2016	2015
	Unaudited	Audited

Interest Income
Interest and fees on loans	$93,589	$84,537
Interest on investment securities	5,793	4,518
Interest on interest bearing deposits in other financial institutions	1,870	1,087

Total Interest Income	101,252	90,142

Interest Expense
Interest on interest bearing transaction accounts	416	413
Interest on money market and savings deposits	2,051	1,652
Interest on certificates of deposit	139	190
Interest on securities sold under agreements to repurchase	53	30
Interest on subordinated debentures	487	438

Total Interest Expense	3,146	2,723

Net Interest Income	98,106	87,419
Provision for loan losses	3,264	5,080

Net Interest Income After Provision For Loan Losses	94,842	82,339

Non-Interest Income
Gain on sale of securities, net	258	112
Gain on sale of SBA loans, net	1,359	1,797
Deposit account service charge income	4,814	4,644
Other non-interest income	5,581	5,177

Total Non-Interest Income	12,012	11,730

Non-Interest Expense
Salaries and employee benefits	37,285	34,989
Stock compensation expense	3,567	2,966
Occupancy	6,039	5,792
Data processing	2,594	2,495
Legal and professional	3,782	2,411
FDIC deposit assessment	1,425	1,466
Merger expenses	—	498
OREO loss and expenses	85	245
Office services expenses	1,488	1,526
Other operating expenses	7,179	7,577

Total Non-Interest Expense	63,444	59,965

Net Income Before Provision for Income Tax Expense	43,410	34,104
Provision for income tax expense	15,953	12,868

Net Income	$27,457	$21,236

Preferred stock dividends and discount accretion	1,217	1,174

Net Income Available to Common Shareholders	$26,240	$20,062

Earnings Per Share
Basic earnings per share	$1.52	$1.21
Diluted earnings per share	$1.50	$1.18
Average shares outstanding	17,252,000	16,544,000
Diluted average shares outstanding	17,551,000	16,983,000

CU BANCORP

CONSOLIDATED QUARTERLY AVERAGE BALANCE SHEETS AND YIELD ANALYSIS

(Unaudited)

(Dollars in thousands)

	For the Three Months Ended
	December 31, 2016			September 30, 2016
	Average Balance	Interest	Average Yield/Rate	Average Balance	Interest	Average Yield/Rate
Interest-Earning Assets:
Deposits in other financial institutions	$344,750	$536	0.61%	$317,678	$478	0.59%
Investment securities	481,858	1,727	1.43%	392,454	1,419	1.45%
Loans	1,973,773	23,888	4.81%	1,965,509	23,958	4.85%

Total interest-earning assets	2,800,381	26,151	3.72%	2,675,641	25,855	3.84%
Non-interest-earning assets	207,554			209,981

Total Assets	$3,007,935			$2,885,622

Interest-Bearing Liabilities:
Interest bearing transaction accounts	$322,023	$116	0.14%	$278,983	$102	0.14%
Money market and savings deposits	814,548	532	0.26%	789,208	524	0.26%
Certificates of deposit	32,369	29	0.36%	46,197	46	0.39%

Total Interest Bearing Deposits	1,168,940	677	0.23%	1,114,388	672	0.24%
Securities sold under agreements to repurchase	23,303	15	0.24%	21,893	13	0.24%
Subordinated debentures and other debt	9,871	128	5.07%	9,831	122	4.86%

Total Interest Bearing Liabilities	1,202,114	820	0.27%	1,146,112	807	0.28%
Non-interest bearing demand deposits	1,448,407			1,389,196

Total funding sources	2,650,521			2,535,308
Non-interest bearing liabilities	20,713			19,290
Shareholders’ Equity	336,701			331,024

Total Liabilities and Shareholders’ Equity	$3,007,935			$2,885,622

Net interest income		$25,331			$25,048

Net interest margin			3.60%			3.72%

CU BANCORP

CONSOLIDATED QUARTERLY AVERAGE BALANCE SHEETS AND YIELD ANALYSIS

(Unaudited)

(Dollars in thousands)

	For the Three Months Ended
	December 31, 2016			December 31, 2015
	Average Balance	Interest	Average Yield/Rate	Average Balance	Interest	Average Yield/Rate
Interest-Earning Assets:
Deposits in other financial institutions	$344,750	$536	0.61%	$362,966	$346	0.37%
Investment securities	481,858	1,727	1.43%	330,812	1,163	1.41%
Loans	1,973,773	23,888	4.81%	1,769,043	22,298	5.00%

Total interest-earning assets	2,800,381	26,151	3.72%	2,462,821	23,807	3.84%
Non-interest-earning assets	207,554			215,604

Total Assets	$3,007,935			$2,678,425

Interest-Bearing Liabilities:
Interest bearing transaction accounts	$322,023	$116	0.14%	$271,359	$110	0.16%
Money market and savings deposits	814,548	532	0.26%	714,439	434	0.24%
Certificates of deposit	32,369	29	0.36%	59,497	40	0.27%

Total Interest Bearing Deposits	1,168,940	677	0.23%	1,045,295	584	0.22%
Securities sold under agreements to repurchase	23,303	15	0.24%	17,143	9	0.21%
Subordinated debentures and other debt	9,871	128	5.07%	9,678	112	4.53%

Total Interest Bearing Liabilities	1,202,114	820	0.27%	1,072,116	705	0.26%
Non-interest bearing demand deposits	1,448,407			1,283,373

Total funding sources	2,650,521			2,355,489
Non-interest bearing liabilities	20,713			18,910
Shareholders’ Equity	336,701			304,026

Total Liabilities and Shareholders’ Equity	$3,007,935			$2,678,425

Net interest income		$25,331			$23,102

Net interest margin			3.60%			3.72%

CU BANCORP

CONSOLIDATED YEAR-TO-DATE AVERAGE BALANCE SHEETS AND YIELD ANALYSIS

(Unaudited)

(Dollars in thousands)

	For the Twelve Months Ended
	December 31, 2016			December 31, 2015
	Average Balance	Interest	Average Yield/Rate	Average Balance	Interest	Average Yield/Rate
Interest-Earning Assets:
Deposits in other financial institutions	$309,709	$1,870	0.59%	$289,364	$1,087	0.37%
Investment securities	400,733	5,793	1.45%	287,436	4,518	1.57%
Loans	1,924,603	93,589	4.86%	1,707,654	84,537	4.95%

Total interest-earning assets	2,635,045	101,252	3.95%	2,284,454	90,142	3.95%
Non-interest-earning assets	210,356			210,736

Total Assets	$2,845,401			$2,495,190

Interest-Bearing Liabilities:
Interest bearing transaction accounts	$290,104	$416	0.14%	$258,444	$413	0.16%
Money market and savings deposits	767,826	2,051	0.27%	690,065	1,652	0.24%
Certificates of deposit	46,945	139	0.30%	61,275	190	0.31%

Total Interest Bearing Deposits	1,104,875	2,606	0.24%	1,009,784	2,255	0.22%
Securities sold under agreements to repurchase	22,739	53	0.23%	13,966	30	0.21%
Subordinated debentures and other debt	9,795	487	4.89%	9,637	438	4.48%

Total Interest Bearing Liabilities	1,137,409	3,146	0.28%	1,033,387	2,723	0.26%
Non-interest bearing demand deposits	1,364,164			1,151,075

Total funding sources	2,501,573			2,184,462
Non-interest bearing liabilities	18,091			18,151
Shareholders’ Equity	325,737			292,577

Total Liabilities and Shareholders’ Equity	$2,845,401			$2,495,190

Net interest income		$98,106			$87,419

Net interest margin			3.71%			3.83%

CU BANCORP

LOAN COMPOSITION

(Dollars in thousands)

	December 31, 2016	September 30, 2016	December 31, 2015
	Unaudited	Unaudited	Audited

Commercial and Industrial Loans:	$502,637	$499,439	$537,368

Loans Secured by Real Estate:
Owner-Occupied Nonresidential Properties	451,322	430,218	407,979
Other Nonresidential Properties	630,163	610,267	533,168
Construction, Land Development and Other Land	194,059	172,441	125,832
1-4 Family Residential Properties	127,164	122,955	114,525
Multifamily Residential Properties	109,858	100,003	71,179

Total Loans Secured by Real Estate	1,512,566	1,435,884	1,252,683

Other Loans:	35,023	39,618	43,112

Total Loans	$2,050,226	$1,974,941	$1,833,163

COMMERCIAL AND INDUSTRIAL LINE OF CREDIT UTILIZATION

(Dollars in thousands)

	December 31, 2016		September 30, 2016		December 31, 2015
	Unaudited		Unaudited		Unaudited

Disbursed	$372,625	40%	$396,607	45%	$408,619	46%
Undisbursed	548,733	60%	490,796	55%	477,901	54%

Total Commitments	$921,358	100%	$887,403	100%	$886,520	100%

CU BANCORP

SUPPLEMENTAL DATA

(Dollars in thousands)

	December 31, 2016	September 30, 2016	December 31, 2015
	Unaudited	Unaudited	Unaudited

Capital Ratios Table:
Total risk-based capital ratio	11.44%	11.65%	11.54%
Common equity tier 1 capital ratio	9.61%	9.77%	9.61%
Tier 1 risk-based capital ratio	10.68%	10.90%	10.85%
Tier 1 leverage capital ratio	9.72%	9.83%	9.67%
Tangible Common Equity/Tangible Assets	8.55%	8.66%	8.49%

Asset Quality Table:
Loans originated by the Bank on non-accrual	$—	$—	$89
Loans acquired thru acquisition on non-accrual	1,122	1,223	1,962

Total non-accrual loans	1,122	1,223	2,051
Other Real Estate Owned	—	—	325

Total non-performing assets	$1,122	$1,223	$2,376

Net charge-offs/(recoveries) year to date	$(428)	$(307)	$2,009

Net charge-offs/(recoveries) quarterly	$(121)	$802	$1,532

Non-accrual loans to total loans	0.05%	0.06%	0.11%

Total non-performing assets to total assets	0.04%	0.04%	0.09%

Allowance for loan losses to total loans	0.94%	0.93%	0.86%

Allowance for loan losses to total loans accounted at historical cost, which excludes loans acquired by acquisition	1.18%	1.20%	1.25%

Net year to date charge-offs/(recoveries) to average year to date loans	(0.02)%	(0.02)%	0.12%

Allowance for loan losses to non-accrual loans accounted at historical cost, which excludes non-accrual loans acquired by acquisition and related allowance	N/A	N/A	17583%

Allowance for loan losses to total non-accrual loans	1726%	1503%	764%

As of December 31, 2016, there were no restructured loans or loans over 90 days past due and still accruing.

CU BANCORP

GAAP RECONCILIATIONS

These non-GAAP measures have inherent limitations, are not required to be uniformly applied and are not audited. They should not be considered in isolation or as a substitute for analyses of results reported under GAAP. These non-GAAP measures may not be comparable to similarly titled measures reported by other companies. The Company utilizes the term TCE, a non-GAAP financial measure. CU Bancorp’s management believes TCE is useful because it is a measure utilized by both regulators and market analysts in evaluating a consolidated bank holding company’s financial condition and capital strength.

Tangible Common Equity (TCE) Calculation and Reconciliation to Total Shareholders’ Equity

(Unaudited)

TCE represents common shareholders’ equity less goodwill and certain intangible assets. A reconciliation of CU Bancorp’s total shareholders’ equity to TCE is provided in the table below for the periods indicated:

(Dollars in thousands, except share data)

	December 31, 2016	September 30, 2016	December 31, 2015
Tangible Common Equity Calculation
Total shareholders’ equity	$338,185	$332,930	$306,807
Less: Serial preferred stock	16,955	17,021	16,995
Less: Goodwill	64,603	64,603	64,603
Less: Core deposit and leasehold right intangibles	6,300	6,665	7,671

Tangible Common Equity	$250,327	$244,641	$217,538

Common shares issued	17,759,000	17,673,000	17,175,000
Tangible book value per common share	$14.10	$13.84	$12.67
Book value per common share	$18.09	$17.87	$16.87

CU BANCORP

GAAP RECONCILIATIONS

Return on Average Tangible Common Equity

(Unaudited)

Return on Average Tangible Common Equity represents annualized or year-to-date net income available to common shareholders as a percent of average tangible common equity. A calculation of CU Bancorp’s Return on Average Tangible Common Equity is provided in the table below for the periods indicated:

(Dollars in thousands)

	Three Months Ended
	December 31, 2016	September 30, 2016	December 31, 2015
Average Tangible Common Equity Calculation
Total average shareholders’ equity	$336,701	$331,024	$304,026
Less: Average serial preferred stock	16,996	17,063	16,837
Less: Average goodwill	64,603	63,603	64,177
Less: Average core deposit and leasehold right intangibles	6,498	6,792	7,930

Average Tangible Common Equity	$248,604	$243,566	$215,082

Net Income Available to Common Shareholders	$6,867	$6,279	$5,210
Return on Average Tangible Common Equity	10.99%	10.30%	9.62%

	Twelve Months Ended
	December 31, 2016	December 31, 2015
Average Tangible Common Equity Calculation
Total average shareholders’ equity	$325,737	$292,577
Less: Average serial preferred stock	17,068	16,457
Less: Average goodwill	64,603	64,014
Less: Average core deposit and leasehold right intangibles	6,986	8,644

Average Tangible Common Equity	$237,080	$203,462

Net Income Available to Common Shareholders	$26,240	$20,062
Return on Average Tangible Common Equity	11.07%	9.86%